Exhibit 99.1

MAM Software Reports Fiscal Third Quarter 2019 Results

Delivers Steady Revenue Growth and Strengthens Balance Sheet

BLUE BELL, Pa., May 9, 2019 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"`), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles ("GAAP") for its third fiscal quarter ended March 31, 2019, through the filing on May 9, 2019 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except per share data)	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2019	2018	2019	2018
Net revenues	$9,478	$9,109	$27,734	$26,247
Gross profit	$5,034	$4,974	$15,159	$14,306
Operating income	$1,191	$1,223	$3,702	$3,573
Income before provision for income taxes	$1,110	$1,128	$3,438	$3,265
Net income	$890	$1,217	$2,805	$2,252
Earnings per share attributed to common stockholders – basic and diluted	$0.07	$0.10	$0.23	$0.19

Michael Jamieson, MAM's President and Chief Executive Officer commented, “During the third quarter we continued to work closely with our customers on our launch of VAST Online. Our team successfully rolled out 15 VAST Online locations since January 1, 2019, bringing the total to 22. We continue to work with our customers to incorporate feedback from the pilot phase to enhance the product to support the rollout. Additionally, we had additional locations go-live with Autocat in the quarter and continue to move more of our customers onto the product. We are working hard to promote our new products and we continue to be encouraged by the level of interest expressed by existing and potential customers.”

Third Quarter Highlights:

●	Net revenues of $9.5 million were up 4.0% compared to $9.1 million for the same period last year. On a constant currency basis, revenues increased 8.5% over the same period in the prior fiscal year.
●	Recurring revenues were 83.5% of net revenues compared to 85.0% of net revenues for the same period in the prior fiscal year.
●	Total Software as a Service (SaaS) revenues increased 7.7% year-over-year and 4.2% sequentially. On a constant currency basis, SaaS revenues increased 13.0% year-over-year.
●	Operating income was $1.2 million, or 12.6% of net revenues, compared to $1.2 million, or 13.4% of net revenues, for the same period in the prior fiscal year.
●	Net income was $890,000 compared to a net income of $1.2 million for the same period in the prior fiscal year.
●	Adjusted EBITDA* was $1.5 million, or 15.3% of net revenues, compared to $1.5 million, or 16.8% of net revenues, for the same period in the prior fiscal year.

Third Quarter Financial Results:

Net revenues were $9.5 million for the quarter ended March 31, 2019, as compared to $9.1 million for the same period last year, an increase of $369,000, or 4.0%. On a constant currency basis, revenue increased 8.5% over the same period in the prior fiscal year.

Recurring revenue for the quarter was $7.9 million, or 83.5% of total revenue, an increase of $176,000, or 2.3%, as compared to $7.7 million, or 85.0% of net revenues, for the third quarter last year. Sequentially, recurring revenue increased $299,000, or 3.9%, as compared to $7.6 million, or 85.0% of net revenues, in the second quarter of fiscal year 2019, primarily due to growth in SaaS and DaaS revenues. On a constant currency basis, recurring revenue increased 6.9% over the same period in the prior fiscal year.

Total Software as a Service (SaaS) revenue for the quarter was $3.2 million, an increase of $226,000, or 7.7%, year-over-year, and an increase of $127,000 or 4.2%, sequentially when compared to the second quarter of fiscal year 2019. The increase in SaaS revenue over the prior year was primarily attributable to an 18.1% increase in Autopart Online (SaaS) revenue for the quarter to $1.5 million. On a constant currency basis, total SaaS revenue for the quarter increased by 13.0% over the same period in the prior fiscal year.

Total Data as a Service (DaaS) revenue for the quarter was $2.5 million, a decrease of $32,000, or (1.3)%, year over year, and an increase of $96,000, or 4.0%, sequentially when compared to the second quarter of fiscal year 2019, primarily due to seasonality. On a constant currency basis, DaaS revenue increased by 3.2% over the same in the prior fiscal year.

Gross profit for the quarter was $5.0 million, or 53.1% of net revenues, an increase of $60,000, or 1.2%, as compared to $5.0 million, or 54.6% of net revenues, for the same period in the prior fiscal year.

Operating expenses for the quarter increased by $92,000 to $3.8 million, an increase of 2.5% as compared to $3.8 million for the same period last year. The increase was primarily the result of increased R&D expenses due to additional resources focused on new initiatives and lower capitalized costs, partially offset by a reduction in G&A primarily due to timing of fees for professional services and annual incentive accruals.

Operating income for the quarter decreased by $32,000, or 2.6%, to $1.2 million as compared to $1.2 million for the same period in the prior fiscal year.

Interest expense for the quarter decreased by $14,000, or 14.7%, to $81,000 as compared to $95,000 for the same period last year primarily due to reductions in the outstanding debt balance.

Provision for income taxes decreased to $220,000, or an effective tax rate of 19.8%, for the quarter as compared to an income tax benefit of $89,000, or an effective tax rate of (7.9)%, for the same period last year. The increase in the effective tax rate was primarily due to the utilization of US R&D credits taken in the prior year.

Net income for the quarter was $890,000, or $0.07 per basic and diluted share, as compared to a net income of $1.2 million, or $0.10 per basic and diluted share, for the same period in the prior fiscal year.

Year-to-Date Financial Results

Net revenues increased 5.7% or $1.5 million to $27.7 million for the nine months ended March 31, 2019, compared to $26.2 million for the same period last year. On a constant currency basis, revenues were up 8.1% over the same period in the prior fiscal year.

Recurring revenue for the first nine months of fiscal year 2019 was $23.2 million, or 83.7% of net revenues, an increase of $1.1 million, or 5.1%, compared to $22.1 million, or 84.1% of net revenues, for the first nine months of the prior fiscal year. On a constant currency basis, recurring revenues were up 6.9% over the same period in the prior fiscal year.

Total Software as a Service (SaaS) revenue for the first nine months of fiscal year 2019 was $9.2 million, an increase of $1.0 million, or 11.7%, year-over-year. The increase in the SaaS revenue was primarily attributable to a 3.5% increase in Autowork Online (SaaS) revenue for the first nine months of fiscal year 2019 to $4.9 million, and a 22.9% increase in Autopart Online (SaaS) revenue for the first nine months of fiscal year 2019 to $4.3 million. On a constant currency basis, SaaS revenues were up 14.6% over the same period in the prior fiscal year.

Total Data as a Service (DaaS) revenue for the first nine months of fiscal year 2019 was $7.4 million, an increase of $184,000, or 2.5%, when compared to the first nine months of the prior fiscal year. On a constant currency basis, DaaS revenues were up 5.0% over the same period in the prior fiscal year.

Gross profit for the first nine months of fiscal year 2019 was $15.2 million, or 54.7% of net revenues, an increase of $853,000, compared to $14.3 million, or 54.5% of net revenues, for the same period in the prior fiscal year.

Operating expenses for the first nine months of fiscal year 2019 increased by $724,000 to $11.5 million, an increase of 6.7% compared to $10.7 million for the same period in the prior fiscal year. The increase was primarily the result of increased R&D expenses due to additional resources focused on new initiatives and lower capitalized costs.

Operating income for the first nine months of fiscal year 2019 increased by $129,000, or 3.6%, to $3.7 million, compared to $3.6 million for the same period in the prior fiscal year.

Interest expense for the first nine months of fiscal year 2019 decreased by $44,000, or 14.3%, to $264,000, compared to $308,000 for the same period in the prior fiscal year.

Provision for income taxes decreased to $633,000, or an effective tax rate of 18.4%, for the first nine months of fiscal year 2019, compared to $1.0 million, or an effective tax rate of 31.0%, for the same period in the prior fiscal year. The decrease in the effective tax rate for the nine months ended March 31, 2019 compared to the same period in the prior year, was primarily due to the lower US federal statutory rate effective January 1, 2018 as per the Tax Cuts and Jobs Act, tax benefits from equity compensation, and the revaluation of our net deferred tax assets at the lower US federal statutory rate and the one-time repatriation tax on deemed repatriation of historical earnings on our foreign subsidiaries in the prior year, as per the Tax Cuts and Jobs Act, partially offset by lower R&D tax credits.

Net income for the first nine months of fiscal year 2019 was $2.8 million, or $0.23 per basic and diluted share, compared to $2.3 million, or $0.19 per basic and diluted share, for the same period in the prior fiscal year.

Balance Sheet and Other Financial Highlights

●	As of March 31, 2019, the Company had $5.1 million in cash after capital expenditures and capitalized software development costs of $570,000.
●	As of March 31, 2019, the Company had $5.1 million of debt outstanding under its $11.5 million credit facility.
●	Stockholders' equity increased 22.5% from $13.5 million at June 30, 2018 to $16.6 million at March 31, 2019.
●	As of March 31, 2019, there were 12.6 million shares of common stock outstanding.

Business Outlook

The Company continues to expect fiscal year 2019 Adjusted EBITDA* to be in the range of $6.2 million to $6.7 million, on a constant currency basis. However, the timing and nature (perpetual vs. SaaS) of certain client opportunities may cause the revenue growth for fiscal year 2019 to fall short of the previously announced revenue growth guidance of 10%, on a constant currency basis. The Company also expects to invest approximately $7.0 million in Research and Development, including capitalized software development costs, on a constant currency basis.

Conference Call Information

The Company has scheduled a conference call for Friday, May 10, 2019, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●	United States: 1-800-239-9838

●	UK/international: 1-323-794-2551

●	U.K. toll free: 0 800 358 6377

A replay will be available until May 31, 2019 by calling 1-844-512-2921 (United States) or 1-412-317-6671 (UK/international). Please use pin number 6001782 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including: increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	March 31,	June 30,
	2019	2018
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$5,138	$4,171
Accounts receivable, net of allowance of $341 and $224, respectively	5,278	5,010
Inventories	170	170
Prepaid expenses and other current assets	1,531	1,270
Total Current Assets	12,117	10,621

Property and Equipment, Net	433	480

Other Assets
Goodwill	8,201	8,280
Intangible assets, net	500	568
Software development costs, net	9,718	8,889
Deferred income taxes	1,629	1,251
Other long-term assets	502	545
TOTAL ASSETS	$33,100	$30,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,529	$1,318
Accrued expenses and other liabilities	1,148	1,201
Accrued payroll and related expenses	1,303	2,146
Current portion of long-term debt	2,093	1,811
Current portion of deferred revenues	2,694	1,885
Sales tax payable	1,000	910
Income tax payable	989	669
Total Current Liabilities	10,756	9,940

Long-Term Liabilities
Deferred revenues, net of current portion	1,483	1,146
Deferred income taxes	755	789
Income tax payable, net of current portion	232	232
Long-term debt, net of current portion	3,003	4,581
Other long-term liabilities	314	426
Total Liabilities	16,543	17,114
Commitments and Contingencies
Stockholders’ Equity
Preferred stock: Par value $0.0001 per share; 2,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000 shares authorized, 12,655 shares issued and 12,608 shares outstanding at March 31, 2019 and 12,593 shares issued and 12,588 shares outstanding at June 30, 2018	1	1
Additional paid-in capital	15,289	14,768
Accumulated other comprehensive loss	(3,423)	(3,236)
Retained earnings	5,028	2,003
Treasury stock at cost, 47 and 5 shares at March 31, 2019 and June 30, 2018, respectively	(338)	(16)
Total Stockholders’ Equity	16,557	13,520
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,100	$30,634

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2019	2018	2019	2018
Net revenues	$9,478	$9,109	$27,734	$26,247
Cost of revenues	4,444	4,135	12,575	11,941
Gross Profit	5,034	4,974	15,159	14,306

Operating Expenses
Research and development	1,649	1,274	4,295	3,469
Sales and marketing	752	828	2,525	2,567
General and administrative	1,385	1,589	4,469	4,521
Depreciation and amortization	57	60	168	176
Total Operating Expenses	3,843	3,751	11,457	10,733

Operating Income	1,191	1,223	3,702	3,573

Other Income (Expense)
Interest expense, net	(81)	(95)	(264)	(308)
Total other expense, net	(81)	(95)	(264)	(308)

Income before provision (benefit) for income taxes	1,110	1,128	3,438	3,265

Provision (benefit) for income taxes	220	(89)	633	1,013

Net Income	$890	$1,217	$2,805	$2,252

Earnings per share attributed to common stockholders – basic	$0.07	$0.10	$0.23	$0.19
Earnings per share attributed to common stockholders – diluted	$0.07	$0.10	$0.23	$0.19

Weighted average common shares outstanding – basic	12,135	11,835	12,145	11,825
Weighted average common shares outstanding – diluted	12,178	12,166	12,202	12,156

Net Income	$890	$1,217	$2,805	$2,252
Foreign currency translation gain (loss)	300	352	(187)	712
Total Comprehensive Income	$1,190	$1,569	$2,618	$2,964

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Nine Months Ended
	March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,805	$2,252
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	183	77
Depreciation and amortization	372	421
Amortization of debt issuance costs	25	32
Deferred income taxes	(278)	743
Stock-based compensation expense	503	401

Changes in assets and liabilities:
Accounts receivable	(427)	66
Prepaid expenses and other assets	(95)	(203)
Income tax receivable	-	173
Accounts payable	222	506
Accrued expenses and other liabilities	(710)	(98)
Income tax payable	55	90
Deferred revenues	818	748
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,473	5,208

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(66)	(79)
Capitalized software development costs	(570)	(1,298)
NET CASH USED IN INVESTING ACTIVITIES	(636)	(1,377)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(1,321)	(1,301)
Repayment of contingent consideration	(86)	-
Repurchase of common stock for treasury	(322)	-
Common stock surrendered to pay for tax withholding	(53)	(24)
NET CASH USED IN FINANCING ACTIVITIES	(1,782)	(1,325)

Effect of exchange rate changes	(88)	26
Net change in cash and cash equivalents	967	2,532
Cash and cash equivalents at beginning of period	4,171	1,260
Cash and cash equivalents at end of period	$5,138	$3,792

MAM SOFTWARE GROUP, INC.

Calculation of Adjusted Earnings before Interest,

Taxes, Depreciation and Amortization (Non-GAAP)

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2019	2018	2019	2018

Net income (GAAP)	$890	$1,217	$2,805	$2,252
Interest expense, net	81	95	264	308
Provision (benefit) for income taxes	220	(89)	633	1,013
Depreciation and amortization	124	138	372	421
Non-cash stock compensation	139	170	503	401
Adjusted EBITDA	$1,454	$1,531	$4,577	$4,395